EXHIBIT 10.4

                           JOINT VENTURE AGREEMENT

         THIS AGREEMENT, entered into this 24th day of June, 1981, between:

         AJINOMOTO CO., INC., a Japanese corporation having its principal place of business at 5-8, Kyobashi 1-chome, Chuo-ku, Tokyo, Japan (hereinafter referred to as "AJI")

                                      and

         THE CHARLES RIVER BREEDING LABORATORIES, INC., a Delaware corporation having its principal place of business at 251 Ballardvale Street, Wilmington, Massachusetts, U.S.A. (hereinafter referred to as "CRBL").

                             W I T N E S S E T H

         WHEREAS, CRBL has purchased from AJI four hundred thousand (400,000) shares of Common Stock of CHARLES RIVER JAPAN, INC. (hereinafter referred to as "CRJ") which shares represent fifty percent (50%) of the total outstanding shares of CRJ; and

         WHEREAS, AJI and CRBL now each own fifty percent (50%,) of the outstanding shares of CRJ and AJI and CRBL each wish to continue to own fifty percent (50%) of such shares; and

         WHEREAS, AJI and CRBL wish to outline the terms of their joint management of CRJ;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and premises hereinafter set forth, the parties hereto agree as follows:

                                  ARTICLE I

         The term "TERRITORY" shall mean any and all the countries listed in Schedule A attached hereto and made a part hereof.


                                  ARTICLE II
                           DIRECTORS AND MANAGEMENT

         (1) CRJ has a Board of Directors consisting of ten directors. The parties hereto agree that they will cast their votes as shareholders of CRJ in such manner that the Board of Directors shall consist of an equal number of persons designated by AJI and CRBL.

         (2) No remuneration shall be paid to directors of CRJ except those who devote all their activities to the benefit of CRJ. Remuneration to be paid to the full-time directors shall be fixed by agreement of both parties.

         (3) The parties hereto agree that they will cause their representatives on the Board of Directors of CRJ to appoint a President who shall be designated by AJI and accepted by CRBL. The President shall be a Registered Representative Director.

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         (4) The parties hereto agree that, at the request of CRBL, they will cause their representatives on the Board of Directors of CRJ to appoint a Senior Managing Director who shall be designated by CRBL and accepted by AJI; that AJI and CRBL shall determine after mutual consultation the level of compensation CRJ shall accord such person; provided, however, that CRBL may accord such person an annual bonus in such amount as it shall determine from time to time; and that, in addition to the President, the Senior Managing Director shall be a Registered Representative Director. In the event CRBL does not request the appointment of such a Senior Managing Director and CRJ is therefore not required to compensate such a person, CRJ shall bear all reasonable expenses associated with CRBL sending a director from its offices in the United States to attend meetings of the Board of Directors in Japan, including without limitation travel, meals and lodging expenses.

         (5) The parties hereto agree that they will vote their shares of CRJ in such manner that at all times during the effective period of this Agreement there shall be two statutory auditors (Kansayaku) of CRJ; one to be a person designated by AJI and the other to be a person designated by CRBL.

         (6) The parties hereto agree that Arthur Andersen & Co. and Tetsuzo Ota Co. shall be the independent public accountants of CRJ and together shall examine and audit its accounting books and records annually at the end of its fiscal year and shall at the expense of CRJ prepare audit reports in English and Japanese and shall furnish them to the parties hereto. In addition, CRBL may at its own expense designate Arthur Andersen & Co., or such other independent auditor as it may from time to time designate, to audit the books and records of CRJ or perform such lesser procedure as may be required for the period ending October 31 each year in order to provide the information necessary or appropriate for the independent accountants of CRBL to express an opinion on the financial statements of CRBL, and at such time CRJ shall cooperate fully with such auditors of CRBL.

         CRJ shall keep complete books of account and records in accordance with sound accounting practices employing standards, procedures and forms conforming to international practice as approved by Arthur Andersen & Co. and
T. Ota & Co.
         (7) Minutes of all meetings of shareholders and of all meetings of the Board of Directors shall be kept in both Japanese and English. At any meeting of shareholders or of the Board of Directors at which a non-Japanese speaking person is expected to be present, CRJ shall, at its own expense, provide an official interpreter or interpreters.

         (8) In addition to such an interpreter or interpreters as set forth in Paragraph (7) above, any shareholder and director shall have the right to use its own interpreter at

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its own expense at any meeting of shareholders and of the Board of Directors.

         (9) All regular and special reports relating to the financial and technical operating results of CRJ, either submitted to the Board of Directors or listed in Schedule B attached hereto and made a part hereof, shall be prepared in both Japanese and English.


                                 ARTICLE III
                      ACTIONS BY THE BOARD OF DIRECTORS

         (1) The Board of Directors of CRJ has responsibility for and control over the operation of CRJ as well as the establishment of the general plans of operation in accordance with the Articles of Incorporation of CRJ. One more than half of the total number of directors shall constitute a quorum for the transaction of business and the affirmative vote of one more than half of the total number of directors shall be the act of the Board of Directors at a meeting at which a quorum is present.

         (2) The following matters require specific action by the Board of Directors and the actions of any individual officer or director, including a Registered Representative Director, shall not bind CRJ with respect to these matters:

         --decide capital and operating budgets;

         --make loans, guarantee obligations, or borrow funds in an amount in excess of twenty million yen;

         --sell, lease, encumber or otherwise dispose of all or substantially all assets;

         --terminate a line of products or business or undertake a new line of products or business;

         --make any investment or capital expenditure, or series of related investments or capital expenditures on any single project, for amounts not included in the capital or operating budget in excess of twenty million yen;

         --issue or redeem stock;

         --submit a proposal for distribution of dividends to the shareholders;

         --take any action that may adversely affect the financial condition of the company;

         --matters not in the ordinary course of business; and

         --any other matters which the Board of Directors may determine require action by the Board of Directors.

                                  ARTICLE IV
                              PRE-EMPTIVE RIGHTS

         Upon recapitalization of CRJ or the issuance of newly authorized capital stock of CRJ in excess of the initial authorized capital or the issuance of any of the unissued authorized capital stock, AJI and CRBL shall have pre-emptive rights to acquire such number of newly issued shares as shall be consistent with their respective proportionate ownership of the capital stock of CRJ.


                                  ARTICLE V
                          SALE OR TRANSFER OR SHARES


         So long as both CRBL and AJI own any shares of CRJ, each shall have the right of first refusal with respect to the shares owned by the other and each shall be obligated as follows. Such right of first refusal shall be exercised in accordance with the following procedures:

         (1) A shareholder desiring to sell or transfer any or all of its shares of CRJ (the Offering Shareholder) shall first give written notice to the other shareholder of its desire to sell or transfer the shares of CRJ, stating the name of the proposed transferee, the number of shares to be sold or transferred and the price, terms and conditions of the proposed sale or transfer.

         (2) The other shareholder shall then have the option, to be exercised within ninety (90) days from the receipt of notice from the Offering Shareholder, to purchase all of the offered shares at the price and on the terms and conditions specified in the notice given by the Offering Shareholder.

         (3) If the offered shares are not purchased by the other shareholder, these shares may be sold or transferred by the Offering Shareholder at any time within one hundred eighty (180) days from the date of the notice referred to in paragraph (1) above to the transferee specified in such notice at a price which is no lower, and on terms and conditions no more favorable, than the price and terms and conditions specified therein.

         (4) It is understood and agreed that notwithstanding the foregoing provisions of this Article V, either CRBL or AJI may sell or transfer all of its shares of CRJ (but not in part) to a corporation in which such party holds all of the total outstanding voting shares without the consent of the other party or without taking the procedures set forth above, provided that the transferee agrees to be bound by all of the provisions of this Agreement as if it had been the original party hereto, and that the transferor shall remain responsible for the performance of any of the obligations hereunder.

                                  ARTICLE VI
                          FINANCIAL RESPONSIBILITIES

         (1) Either of the parties hereto shall assume financial responsibility to CRJ in proportion to its stockholding which shall include direct loans to CRJ and guarantees in respect of CRJ borrowings, unless otherwise determined by the Board of Directors, but which shall not include reduction of royalties payable by CRJ under the License and Technical Assistance Agreement and the Tradename and Trademark License Agreement dated March 24, 1978 among CRBL, CRJ and AJI barring the case of specific agreement in writing which may otherwise be made among the parties.

         (2) AJI agrees with CRBL that during and with respect to the two (2) fiscal years commencing with the 1981 fiscal year, the burden of wage cost of CRJ's employees dispatched from AJI (such wage cost is hereinafter referred to as the "Wage Cost") shall be divided between CRJ and AJI as follows:

                                         CRJ                AJI
1981 Fiscal Year
(Commencing on April 1,
1981 and ending on
March 31, 1982)                          70%                 30%

1982 Fiscal Year
(Commencing on April 1,
1982 and ending on
March 31, 1983)                          75%                 25%

         AJI further agrees that with respect to 1983 and any subsequent fiscal year, it shall continue to give to CRJ financial assistance by means of assuming twenty-five percent (25%) of the Wage Cost, provided that if CRJ's pretax profit as determined in accordance with generally accepted accounting principles applied consistently and as reflected in audited financial statements of CRJ (calculated on the basis of CRJ's burden of the Wage Cost in that fiscal year) attains ten percent (10%) of gross sales in the 1982 fiscal year or in any subsequent fiscal year, then AJI's burden of the Wage Cost during that fiscal year which follows any fiscal year in which ten percent (10%) pretax profit is attained shall be reduced by five percent (5%) of the total Wage Cost from the percentage applied in the immediately preceding year; such financial assistance by AJI at a percentage reduced from time to time by each occurrence of attainment of ten percent (10%) pretax profit by CRJ to continue until AJI's burden of the Wage Cost becomes zero by recurrence of attainment of ten percent (10%) pretax profit by CRJ and consequential reductions of AJI's burden of the Wage Cost as provided above.

                                  ARTICLE VII
                                NONCOMPETITION

         In order to foster and promote the attainment of the mutual aims and objectives of AJI and CRBL with respect to CRJ, AJI and CRBL agree that during the term of this Agreement and for a period of two (2) years after this Agreement is terminated in accordance with Article X hereof or after either party acquires all of the shares of CRJ, AJI and CRBL shall not, directly or indirectly (through a firm, joint venture, company or business owned or controlled by it or otherwise), except through CRJ, engage in the business in the TERRITORY, as defined in Schedule A attached, to produce laboratory animals and, or feed for laboratory animals which are reasonably competitive with products sold by CRJ and shall not acquire in the TERRITORY an interest in any firm, company or business organization producing, selling, promoting or dealing in, laboratory animals and/or feed for laboratory animals which are reasonably competitive with products sold by CRJ. Notwithstanding the foregoing, if this Agreement shall be terminated pursuant to Paragraph (2) of
Article X, the terminating party shall not be subject to any restriction provided above after the termination.

                                 ARTICLE VIII
                                ASSIGNABILITY

         Except as otherwise expressly provided in this Agreement, neither this Agreement nor any rights under this Agreement shall be assignable or transferable by AJI or CRBL without the prior written consent of the other; provided, however, that in the case of any transfer of rights or obligations under this Agreement pursuant to a merger or consolidation of AJI or CRBL, the other party shall not unreasonably withhold its consent to such transfer if the beneficial ownership and management of the proposed transferee and proposed transferor are and will be substantially the same. Any assignment or transfer under this Article shall become effective only after necessary authorization by the Government of Japan shall have been obtained.


                                  ARTICLE IX
                                 ARBITRATION


         (1) All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or for the breach thereof, shall be finally settled by arbitration pursuant to the Japan-American Trade Arbitration Agreement, of September 16, 1952, by which each party hereto is bound.

         (2) Such arbitration shall be held in the City of Boston, Massachusetts if the demand for arbitration is received by CRBL and in Tokyo if the demand is received by AJI.

         (3) Nothing herein contained shall be construed as preventing either party hereto from instituting legal action against the other for a temporary injunction, pending final settlement of any dispute, difference or question by arbitration.

         (4) Notwithstanding Paragraph (1) of this Article, in the event that CRJ should become deadlocked in the management of the corporate affairs for any reason whatsoever, or that the managing or disposing of CRJ property should be grossly improper and the existence of CRJ should be thereby in danger, the parties hereto shall not be precluded from instituting a lawsuit for dissolution of CRJ in the competent court in Japan in accordance with Paragraph 1 of Article 406-2 of the Commercial Code of Japan.


                                  ARTICLE X
                                 TERMINATION


         (1) Either party hereto shall have the right to terminate this Agreement forthwith by giving the other written notice to that effect upon the occurrence of any of the following events to CRJ:

         (a) Termination of business by unanimous decision of the shareholders;

         (b) Dissolution or liquidation;

         (c) Adjudication of bankruptcy;

         (d) The appointment of any trustee, receiver or liquidator for substantially all of the assets of the business of CRJ;

         (e) The attachment, sequestration, execution or seizure of substantially all of the assets of CRJ, which attachment, sequestration, execution or seizure is not released within thirty
             (30) days from the institution thereof.

         (2) Upon default by either party in the performance of any obligation hereunder to be performed by such party, the other party may give notice in writing to the party in default specifying the thing or matter in default. Upon receipt of such notice, the receiving party may elect either to cure the default within one (1) month or sooner if practicable following the giving of such notice or may notify the other party of its intention to seek arbitration pursuant to Article IX of this Agreement with respect to the alleged default. In the event the arbitration proceedings conclude that such party is in default, that party has one month to cure the default. At the conclusion of either one-month period, if the default has not been cured, the party first giving notice may give further written notice to such other party terminating this Agreement, in which event this Agreement shall terminate on the date specified in such further notice. Such termination right shall be in addition to and not in substitution for any other remedies that may be available to the party serving such notice against the party in default, and any termination in the exercise of such right shall not relieve either party from any obligations accrued to the date of such termination or relieve the party in default from liability in damages to the other for breach of this Agreement. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement, or to have recourse to arbitration, arising by reason of any subsequent default.

         (3) Any delays or failure by either party hereto in the performance hereunder shall be excused if and to the extent caused by occurrences beyond such party's control, including, but not limited to, acts of God, strikes or other labor disturbances, war, sabotage, and any other cause or causes, whether similar or dissimilar to those herein specified which cannot be controlled by such party.

         (4) In the event that further lawful performance of this Agreement or any part hereof shall be rendered impossible by the entry of a final judgment or final order in an antitrust or trade regulation case by any court, commission or agency having jurisdiction over either party, or a parent company of either party, whether or not the entry of such judgment shall be consented to by such party or by such parent company, the parties covenant and agree, that forthwith upon the entry of such final judgment or final order, they will exert their best efforts to agree on an amendment or amendments to this Agreement or on modifications of their practices hereunder in such manner as will fully comply with said final judgment or final order.
In the event that either party shall receive a formal charge, indictment, or complaint which might lead to the entry of such a final judgment or final order, such party shall promptly notify the other party of such fact and afford an opportunity to such other party for consultation regarding the matter. In the event that the parties are unable, within a period of six (6) months after written notice by either party to the other of such impossibility of lawful performance, to reach such agreement, either party may terminate this Agreement by written notice to the other party effective as of the expiration of such six (6) month period. All rights or obligations of either party under this Agreement or the portion thereof adjudged invalid by such final judgment or final order shall be suspended upon the entry thereof pending negotiations between the parties as herein provided to remedy such invalidity.

         (5) Upon termination of this Agreement pursuant to Paragraph (1) or
(4) of this Article, CRJ shall, unless the parties hereto otherwise agree in writing, be dissolved and liquidated and the net proceeds thereof divided and distributed among its shareholders as promptly and reasonably as possible in accordance with respective stock interests in CRJ. Nothing herein, however, shall be deemed to require the dissolution and/or liquidation of CRJ in the event that either party should acquire all of the shares of CRJ.

         (6) Upon termination of this Agreement pursuant to Paragraph (2) of this Article, the party terminating this Agreement shall have the option either

         (a) to demand dissolution and liquidation of CRJ; or

         (b) to purchase all of the shares of CRJ then held by the other party at the price per share equal to the then book value per share of CRJ.

         The parties agree that upon the exercise of either option, all obligations of the parties under this Agreement, other than those arising from the ordinary course of business dealings among CRJ, AJI and CRBL, shall terminate.


                                  ARTICLE XI
                                    TAXES

         (1) All income taxes required by the laws of Japan to be withheld from any payment to be made to CRBL pursuant to this Agreement shall be for the account of CRBL.

         (2) AJI agrees to furnish or to cause CRJ to furnish to CRBL official tax receipts or other evidence issued by the Japanese tax authorities together with English translation thereof sufficient to enable CRBL to establish payment of the taxes described in Paragraph (1) above.

                                 ARTICLE XII
                                   EXPENSES

         Except as otherwise provided in this Agreement, each party hereto shall bear its own expenses relating to this Agreement and the performance thereof.


                                 ARTICLE XIII
                                  DISCLAIMER

         Neither of the parties hereto, nor CRJ shall be deemed to represent the other party or to have the authority to represent the other party or its subsidiaries in any way whatsoever except as specifically agreed to by such other party in writing. This Agreement shall not constitute either of the parties hereto or CRJ to be the agent or representative of the party in any way whatsoever.


                                 ARTICLE XIV
                                ARTICLE TITLES

         The headings to the articles of this Agreement have been inserted only to facilitate reference and shall not be taken as being of any significance whatsoever in the construction or interpretation of this Agreement.


                                  ARTICLE XV
                                 SEVERABILITY

         Subject to the provisions of Paragraph (4) of Article X, if any term or provision of this Agreement shall hereafter be finally determined to be not enforceable or void as against public policy or otherwise legally unenforceable, the same shall be severable from and eliminated from the balance of this Agreement and the balance of this Agreement shall continue in force as the Agreement of the parties notwithstanding that determination, unless such unenforceable terms or provisions shall be so significant as to materially affect the parties' expectations regarding this Agreement.


                                  ARTICLE XVI
                              MULTIPLE ORIGINALS

         This Agreement shall be executed in four counterparts, two being in the English language and two being in the Japanese language, each of which counterparts shall be deemed an original. In the event of any discrepancy or difference between the English and Japanese versions, the English version shall prevail in all respects.


                                 ARTICLE XVII
                                   NOTICES

         (1) All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given to or made upon the respective parties as follows:

         TO:   AJINOMOTO CO., INC.
               President
               5-8, Kyobashi, 1-chome
               Chuo-ku, Tokyo
               Japan

         TO:   THE CHARLES RIVER BREEDING LABORATORIES, INC.
               President
               251 Ballardvale Street
               Wilmington, Massachusetts 01887
               U.S.A.

         (2) All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be telexed and later confirmed by registered airmail. The communication shall be deemed to be given or made when telex is received or when mail is deposited in the United States or Japanese mail, as the case may be, postage prepaid.

         (3) Any party may alter its address above set forth by notice in writing to the other party hereto, and such notice shall be considered to have been given ten (10) days after the airmailing thereof.


                                ARTICLE XVIII
                                GOVERNING LAW

         This Agreement shall be governed by and interpreted in accordance with the laws of Japan.


                                 ARTICLE XIX
                          MODIFICATION OF AGREEMENT

         No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement. No modification or amendment of the terms of this Agreement or any Exhibit attached hereto, and no waiver of any of the terms or conditions hereof or thereof shall be valid unless made in writing duly executed by the parties hereto or thereto, and further unless made after obtaining validation or approval of the Japanese Government if such validation or approval is required by Japanese law for such writing at the time the parties execute it.


                                  ARTICLE XX
                               ENTIRE AGREEMENT

         This Agreement (together with the Schedules annexed hereto which are hereby incorporated by reference) constitutes the entire agreement of the parties and supersedes any prior agreements or understandings with the exception of the License and Technical Assistance Agreement and Tradename and Trademark License Agreement among CRBL, CRJ and AJI dated March 24, 1978.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first set forth above.


                                           AJINOMOTO CO., INC.

                                           By
                                             -----------------------------------

                                           THE CHARLES RIVER BREEDING
                                             LABORATORIES, INC.

                                           By
                                             -----------------------------------

                                  SCHEDULE A
                                  TERRITORY

         Afghanistan, Bangladesh, Burma, Cambodia, Sri Lanka, People's Republic of China and Republic of China, Hong Kong, Indonesia, Japan, Republic of Korea, Democratic People's Republic of Korea, Laos, Malaysia, People's Republic of Mongolia, Pakistan, Republic of Philippines, Singapore, Thailand and The Socialist Republic of Viet-Nam.

                                  SCHEDULE B
                                    REPORTS

1) Weekly sales and production results.
2) Monthly sales results, report on number of animals produced and shipped, estimate of net income.
3) Quarterly sales results, P&L statement, report on number of animals produced and shipped, balance sheet, key expense summary, analysis of general production expense, analysis of general and administrative expenses, analysis of delivery expense/(income), report on capital expenditures (only during periods of expansion).
4) Annual average manpower analysis by job classification and analysis of employee payroll rates.

                             AMENDMENT AGREEMENT


THIS AGREEMENT, made and entered this 2nd day of December 1982 by and among THE CHARLES RIVER BREEDING LABORATORIES, INC., CHARLES RIVER JAPAN, INC. and AJINOMOTO CO., INC.

                                  WITNESSETH:

WHEREAS, the parties hereto entered into License and Technical Assistance Agreement and Tradename and Trademark License Agreement dated March 24, 1978 which was amended by Amendment Agreement dated the 19th day of October, 1978 (as so amended, hereinafter called "the License Agreement"),

WHEREAS, the parties hereto have agreed to make certain changes to Paragraph
(1) of Article XI CONSIDERATION, of the License Agreement,

NOW, THEREFORE, in consideration of the premises and of the mutual agreement hereinafter contained, the parties hereto agree as follows:

1. Paragraph (1) of Article XI CONSIDERATION, of the License Agreement is hereby amended to read as follows.

(1) In consideration for the rights granted to it pursuant to Article II, III, V and VI of this Agreement, CRJ shall pay to CRBL the following royalties and/or fees:

     A. Three percent (3%) of the net sales price of rats and mice of the PRODUCTS sold by CRJ and its sublicensees. Provided, however, that if the annual pre-tax net profit on sales of such rats and mice of CRJ is ten percent (10%) or more in the fiscal year ending on March 31, 1986, the royalty shall continue at three percent (3%) for the succeeding fiscal year; if such annual pre-tax net profit on sales of CRJ is less than ten percent (10%) in the fiscal year ending on March 31, 1986 the royalty shall be two percent (2%) for the succeeding fiscal year; after the close of each fiscal year thereafter until the expiration of the license with respect to LABORATORY ANIMALS which are rats and mice a similar review shall occur and the royalty rate shall be established for the succeeding fiscal year at either three percent (3%) or two percent (2%).

     B. Three percent (3%) of the net sales price of each species of LABORATORY ANIMALS other than rats and mice sold by CRJ and its sublicensees from the date of the initial sale in commercial quantities of each such species bred by CRJ or its sublicensees until the expiration of a period consisting of ten (10) full fiscal years of CRJ, which period commences on the first day of the corporate fiscal year which falls on or immediately follows the date of such initial sale; provided, however, that the same annual review as for rats and mice shall be performed with respect to each separate species to determine the royalty rate (be it two percent (2%) or three percent (3%) for the eleventh (11th) and subsequent fiscal years.

     C. Three percent (3%) of the net sales price of FEED FOR LABORATORY ANIMALS and EQUIPMENT manufactured and sold by CRJ and its sublicensees under TECHNICAL INFORMATION heretofore supplied and/or future TECHNICAL INFORMATION to be supplied on or before June 30, 1982, provided that such royalty shall cease to be payable after June 30, 1982 with respect to the Products referred to above. Provided further that if any new TECHNICAL INFORMATION with respect to FEED FOR LABORATORY ANIMALS and EQUIPMENT is supplied after June 30, 1982, the royalty applicable to FEED FOR LABORATORY ANIMALS and EQUIPMENT manufactured thereafter using such new TECHNICAL INFORMATION shall be agreed upon between CRBL and CRJ on a case by case basis.

     D. Three percent (3%) of all engineering or professional fees which CRJ and its sublicensees receive with respect to the sublicense, rendering of services or other authorized dissemination of TECHNICAL INFORMATION in connection with EQUIPMENT not resulting in the sale of the PRODUCTS or which are not measured by sale of the PRODUCTS.

2. The amendment set forth above shall be subject to the necessary authorization by the Japanese Government under the Foreign Exchange and Foreign Trade Control Law and shall become effective when such authorization is granted.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

                                    THE CHARLES RIVER BREEDING
                                    LABORATORIES, INC.


                                    By
                                      ------------------------------------------
                                            Henry L. Foster, President


                                    AJINOMOTO CO., INC.


                                    By
                                      ------------------------------------------
                                            Katsuhiro Utada, President


                                    CHARLES RIVER JAPAN, INC.


                                    By
                                      ------------------------------------------
                                            Tamio Itoh, President

                              AMENDMENT AGREEMENT


     THIS AGREEMENT, made this 19 day of October 1978 by and between THE CHARLES RIVER BREEDING LABORATORIES, INC.(hereinafter called "CRBL"), CHARLES RIVER JAPAN, INC.(hereinafter called "CRJ") and AJINOMOTO CO., INC.(hereinafter called "AJINOMOTO")

                                  WITNESSETH:

     WHEREAS, CRBL, CRJ, and AJINOMOTO entered into the License and Technical Assistance Agreement and Tradename and Trademark License Agreement dated March 24,1978 (hereinafter called the "License Agreement");

     WHEREAS, thereafter the Japanese Fair Trade Commission indicated that certain provisions of the License Agreement are in violation of the Japanese Law relating to Prohibition of Private Monopoly and Methods of Preserving Fair Trade, and requested that such provisions be either deleted or amended so as to be in accord with the said Law; and

     WHEREAS, CRBL, CRJ, and AJINOMOTO are willing to amend such provisions of the License Agreement as hereinafter provided.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. Paragraph (1) of Article IV of the License Agreement is hereby amended by deleting the words "and for two (2) years thereafter" in line 4 thereof so that said Paragraph (1) will read as follows:

          "(1) CRBL hereby covenants that it shall not utilize or license others to utilize the TECHNICAL INFORMATION for the purpose of breeding, use or sale of the PRODUCTS in the TERRITORY during the term of this Agreement, provided that the term of this Agreement with respect to TECHNICAL INFORMATION concerning a particular species shall be that period during which royalties are paid with respect to such species; if royalties never become payable with respect to a particular species, CRBL's covenant against utilization and licensing of such species shall cease at the time any such species is no longer subject to the licensing provisions of this Agreement."

     2. Paragraph (2) of Article X of the License Agreement is hereby amended by deleting the word "perpetual" in line 3 thereof and inserting an additional proviso at the end thereof so that said Paragraph (2) will read as follows:

          "(2) Solely in consideration for the covenants and rights granted to it by CRBL in Paragraph (1) of this Article X, CRJ hereby grants CRBL the worldwide, nonexclusive right to use all improvements, discoveries, inventions and modifications made or developed by CRJ or its sublicensees or any person manufacturing the PRODUCTS for or on behalf of CRJ relating to the TECHNICAL INFORMATION and PRODUCTS; provided that during the exclusive period provided for in Paragraph (1) of Article II, CRBL agrees not to use within the TERRITORY any such improvements, discoveries, inventions and modifications; provided, further, that if this Agreement is terminated pursuant to the provisions of Paragraphs (2) (where breach is that of CRJ) or (5) of Article XVI hereof, CRBL shall continue to have the non-exclusive right to use such improvements, discoveries, inventions and modifications after the termination."

     3. Paragraph (1) of Article XVIII of the License Agreement is hereby amended by replacing the words "(where breach is that of CRBL), (4) or (5) of
Article XVI hereof" in line 6 thereof with the words "(where CRBL fails to fulfill its material obligation under this Agreement with the intention to terminate this Agreement) of Article XVI hereof" so that said Paragraph (1) will read as follows:

          "(1) In order to foster and promote the attainment of the aims and objectives of CRJ, CRBL agrees that during the term of this Agreement and for a period of two years after this Agreement or any license of TECHNICAL INFORMATION hereunder with respect to a particular species is terminated in accordance with Paragraph (2) (where CRBL fails to fulfill its material obligation under this Agreement with the intention to terminate this Agreement) of Article XVI hereof, CRBL shall not, directly or indirectly (through a firm, joint venture, company or business owned or controlled by it or otherwise), except through CRJ, engage in the business in the TERRITORY to produce laboratory animals and/or feed for laboratory animals and/or equipment which are reasonably competitive with the PRODUCTS or shall not acquire in the TERRITORY an interest in any firm or business organization producing, selling, promoting or dealing in laboratory animals and/or feed for laboratory animals and/or equipment which are reasonably competitive with the PRODUCTS."

     4. Paragraph (2) of Article XVIII of the License Agreement is hereby amended by replacing the words "(where the breach is that of CRJ) of Article XVI hereof" in lines 4 and 5 thereof with the words "(where CRJ fails to fulfill its material obligation under this Agreement with the intention to terminate this Agreement) of Article XVI hereof" so that said Paragraph (2) will read as follows:

          "(2) In order to promote fairness and appropriateness and the attainment of objectives of CRBL, CRJ agrees that for a period of two (2) years following the termination of this Agreement in accordance with the provisions of

Paragraph (2) (where CRJ fails to fulfill its material obligation under this Agreement with the intention to terminate this Agreement) of Article XVI hereof, CRJ shall not, directly or indirectly, (through a firm, joint venture, company or business owned or controlled by it or otherwise) engage in the business in the TERRITORY of producing any laboratory animals or any food for laboratory animals or any equipment which is reasonably competitive with the PRODUCTS and shall not acquire in the TERRITORY any interest in any firm or business organization producing, selling, promoting or dealing in any such laboratory animals and/or feed for laboratory animals or equipment which are reasonably competitive with the PRODUCTS."

     5. The amendments set forth above shall be subject to the necessary validation by the Japanese Government under the Law concerning Foreign Investment and shall become effective when such validation is granted.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.



                               THE CHARLES RIVER BREEDING
                               LABORATORIES, INC.


                               By
                                 -----------------------------------------------



                               CHARLES RIVER JAPAN, INC.


                               By
                                 -----------------------------------------------



                               AJINOMOTO CO., INC.


                               By
                                 -----------------------------------------------

                              AJINOMOTO CO., INC.

                       15- 1. KYOBASHI ITCHOME CHUO-KU.
                               TOKYO 104, JAPAN

                                                              January 17, 1994

Mr. James C. Foster
President
The Charles River Laboratories, Inc.
251 Ballardvale street
Wilmington, Massachusetts 01887
U.S.A.


VIA AIRMAIL

                   Re: Amendment of JOINT VENTURE AGREEMENT

  Dear Sir:

         AS you may already be aware, the Japanese Stock Corporation Law and supplemental laws thereof have been amended effective as of the 1st day of October, 1993. Under the laws as amended, corporations with stated capital exceeding 500,000,000 Japanese yen shall have at least three (3) auditors, the term of office of whom shall be three (3) years.

         Such corporations falling within the abovementioned category which currently have only two (2) auditors are required to increase the number of auditors to at least three (3) by the end of the general meeting of shareholders to settle the first accounting period the end of which arrives after October 1, 1993. Therefore, it in necessary for Charles River Japan, Inc. ("CRJ") to increase its auditors from two (2) to three (3) or more by the end of the ordinary general meeting of shareholders to be held in June, 1994.

         Accordingly, we would like to propose amending Article II Paragraph
(5) of the JOINT VENTURE AGREEMENT with respect to CRJ dated the 24th day of June, 1981 (the "JVA" to read as follows:

        "The parties hereto agree that they will vote their shares of CRJ in such manner that at all times during the effective period of this Agreement there shall be three statutory auditors (Kansayaku) of CRJ; one to be a person designated by AJI, one to be a person designated by CRL, and one to be a person designated by agreement between AJI and CRL.

         Taking this opportunity, we would also like to amend certain parts of the JVA as set forth below.

         (a)   All references to "THE CHARLES RIVER BREEDING
               LABORATORIES, INC." in the JVA shall be amended to read "THE CHARLES RIVER, LABORATORIES, INC.", and all references

AJINOMOTO CO., INC.


               to "CRBL" in the JVA shall be amended to read "CRL".

         (b) CRL and AJI have agreed, at the ordinary general meeting of shareholders of CRJ held this June, to increase the number of directors of CRJ from ten to twelve, and have casted their votes as shareholders of CRJ at such meeting in such manner that the two persons designated by CRL and AJI, respectively, be appointed as directors of CRJ. Accordingly, Article II, Paragraph (1) shall be amended to read as follows:

               "CRJ has a Board of Directors consisting of twelve directors. The parties hereto agree that they will cast their votes as shareholders of CRJ in such manner that the Board of Directors shall consist of an equal number of persons designated by AJI and CRL."

         (c) The address of our company provided for in Article XVII, Paragraph (1) shall be amended to read as follows:

        "TO:   AJINOMOTO CO., INC.
               President
               15-1, Kyobashi itchome
               Chuo-ku, Tokyo
               Japan"

         If the foregoing is acceptable, please sign and return one original of this letter.

                                            Very truly yours,

                                            Ajinomoto Co., Inc.

                                            ------------------------------------
                                            President

         Agreed and accepted.


                                            The Charles River Laboratories, Inc.

                                            ------------------------------------
                                            President


                                            (Date)
                                            ------------------------------------

                                   ADDENDUM

         This ADDENDUM made and entered into as of August 30, 1996 by and between The Charles River Laboratories, Inc., a corporation organized and existing under the laws of Delaware, having its principal place of business at 251 Ballardvale Street, Wilmington, Massachusetts 01887, the United States of America (hereinafter referred to as "CRL") and Ajinomoto Co., Inc., a corporation organized and existing under the laws of Japan, having its principal place of business at 15-1, Kyobashi 1 chome, Chuo-ku, Tokyo 104, Japan (hereinafter referred to as "Ajico")


                                  WITNESSETH:

         WHEREAS, the parties hereto have entered into a Joint Venture Agreement dated June 24, 1981, as amended an June 15, 1987 and an January 17, 1994 (as so amended, hereinafter referred to as "Original Agreement') for the production of laboratory animals and/or feed for laboratory animals; and

         WHEREAS, the parties hereto have been engaged in the production of laboratory animals and feed for laboratory animals through Charles River Japan, Inc. (hereinafter referred to as "CRJ") in Japan; and

         WHEREAS, CRL desires to produce and/or sell laboratory animals and feed for laboratory animals through a joint venture company to be established with The Shanghai No. 1 Biochemical & Pharmaceutical Company of China in the People's Republic of China; and

         WHEREAS, CRL and Ajico agreed to exclude the People's Republic of China from the territory for CRJ which was stipulated in the Original Agreement an the terms and conditions provided in the letter agreement as of July 12, 1996 sent from Mr. Kazutoshi Yamada, Executive Managing Director of Ajico and accepted by Mr. James C. Foster, President & CEO of CRL as of July 31, 1996 (hereinafter referred to as "Letter Agreement"),

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, both parties hereto agree as follows:

Article 1. (Amendment to the Joint Venture Agreement).

         Schedule A attached to the Original Agreement shall be amended by eliminating "the People's Republic of China" therefrom.

Article 2. (Payment of the Compensation)

         As the compensation for CRJ's giving up of the exclusive territory of the People's Republic of China, CRL shall pay CRJ three percent (3%) of the net sales of laboratory animal and feed therefor made in, to or from the People's Republic of China by CRL, or any third party in which CRL has, directly or indirectly, share of interest or any third party with which CRL has a cooperative arrangement therefor including, but not limited to, licensing arrangement and distribution arrangement (such third party shall be hereinafter collectively referred to as "CRL Partner").

         For the purpose of this Article 2 "net sales" means an aggregate amount of gross invoice price less only commercial, trade or cash discounts and adjustments actually allowed to customers.

         Payment of the Compensation provided for above shall be made to CRJ quarterly within three (3) months after the end of each fiscal quarter of CRL. The payment to CRJ after deducting any withholding tax applicable, unless otherwise instructed by CRJ, shall be made in Japanese currency at the exchange rate of Citybank N.A., New York, Now York the United States prevailing on the date of payment. All such exchange charges shall be borne by CRL.

         CRL shall maintain, or shall cause CRL Partner to maintain, adequate records so that the net sales can be determined.

         CRL shall render to CRJ within three (3) months after the end of each fiscal year of CRL, a statement of sales separately stating sales of laboratory animals by species, feed for laboratory animals for the preceding fiscal year of CRL; such statement shall be certified as accurate by an independent public accountant.

Article 3. (Exportation)

         CRL or CRL Partner may export laboratory animals and feed therefor produced in the People's Republic of China to Japan and Korea an condition that CRJ is appointed as the sole and exclusive importer of such laboratory animals and feed therefor within the territory of Japan and Korea. The details of the terms and conditions for such exclusive importation of the laboratory animals will be provided in an Exclusive Exportation Agreement to be separately negotiated and entered into by CRJ and CRL or CRL Partner. CRL and Ajico hereby confirm that the preceding provision shall in no way affect the status of Japan and Korea as a part of the territory reserved exclusively for CRJ as specified in Schedule A of the Original Agreement (as amended pursuant to Article 1 hereon, and therefore, the export to Japan and Korea as well as other countries in the territory shall be subject to the control of CRJ.

Article 4. (Term)

         This ADDENDUM shall become effective as of August 30, 1996 and shall continue in full force and effect as long as the Original Agreement remains effective.

         IN WITNESS WHEREOF, the parties hereto have caused this ADDENDUM to be signed by their respective duly authorized representatives on the date first above written

                                           The Charles River Laboratories, Inc.

                                           /s/ James C. Foster
                                           -------------------------------------
                                           James C. Foster
                                           President and Chief Executive Officer
                                           Date: Oct. 2, 1996
                                                 -------------------------------


                                           Ajinomoto Co., Inc.

                                           /s/ Shunsuke Inamori
                                           -------------------------------------
                                           Shunsuke Inamori
                                           President
                                           Date: September 26, 1996
                                                 -------------------------------

                                       ORIGINAL FILED IN ORIGINAL DOCUMENTS FILE


                      [Letterhead of Ajinomoto Co., Inc.]


                                                               October 25, 1978

Mr. James C. Foster
Charles River
Breeding Laboratories
251 Bllardvale St.
Wilmington, Massachusetts
U. S. A.

Dear Mr. Foster,

     Kindly find enclosed original of Amendment Agreement duly signed by all the parties concerned.

Please be advised that the Agreement was accepted by our Fair Trade Commission on October 20, and approved by The Bank of Japan on October 25.

     Thanking you for your cooperation on this matter, with best wishes,


                                                Very truly yours,


                                                Ajinomoto Co., Inc.


                                                ---------------------------
                                                Izumi Hayashi
                                                Director of Patents & Licensing

Enc. Amendment Agreement (Original)

                            MEMORANDUM OF AGREEMENT


     THIS MEMORANDUM OF AGREEMENT, made this 24th day of March, 1978, by and among The Charles River Breeding Laboratories, Inc. ("CRBL"), Ajinomoto Co., Inc. ("Ajinomoto"), Charles River Japan, Inc. having its principal office at 15-1, Takara-cho 1-chome, Chuo-ku, Tokyo, Japan ("Old CRJ") and Charles River Japan, Inc. having its principal office at 858, Onna, Atsugi-shi, Kanagawa-ken, Japan ("New CRJ").

                                  WITNESSETH:

     WHEREAS, Ajinomoto has proposed that Old CRJ be dissolved and liquidated as of the date hereof and transfer all its business and assets to New CRJ which has been established as a wholly-owned subsidiary of Ajinomoto as of the date hereof, that the License and Technical Assistance Agreement and Tradename and Trademark License Agreement between CRBL and Old CRJ dated October 28, 1974 be terminated as of the date hereof and that a new License and Technical Assistance Agreement and Tradename and Trademark License Agreement having substantially the same provisions be executed between CRBL and New CRJ as of the date hereof; and

     WHEREAS, CRBL is willing to accept the above-mentioned proposal of Ajinomoto;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. The License and Technical Assistance Agreement and Tradename and Trademark License Agreement between CRBL and Old CRJ dated October 28, 1974 ("Old License Agreement"), together with the guarantee by Ajinomoto of Old CRJ's obligations thereunder, shall be and is hereby terminated as of the date hereof and shall cease to have any further effect except as expressly specified therein.

     2. The Letter Agreement among CRBL, Old CRJ and Ajinomoto dated February 4, 1977 shall be and is hereby cancelled as of the date hereof, and all the royalty payments deferred pursuant to the said Letter Agreement shall be paid together with interest set forth therein within thirty (30) days after the date of the necessary approval thereof by the Japanese Government.

     3. CRBL and New CRJ are this date entering into a new License and Technical Assistance Agreement and Tradename and Trademark License Agreement ("New License Agreement"), and CRBL hereby approves and agrees that Old CRJ may disclose to New CRJ for use by New CRJ under the New License Agreement any and all of the Technical Information which CRBL has disclosed to Old CRJ pursuant to the Old License Agreement.

     4. The Termination Agreement between Ajinomoto and CRBL dated August 15, 1974 as amended on August 28, 1975 shall be and is hereby cancelled as of the date hereof and shall have no further effect; provided, however, that Ajinomoto hereby agrees with CRBL as follows:

     (1) In case Ajinomoto desires to sell any part of shares in New CRJ during the effective term of the New License Agreement, it must first offer such shares to CRBL at the same bona fide price offered by third party. If CRBL does not agree to purchase such shares at such price within sixty (60) days after receipt of Ajinomoto's notice of its desire to sell such shares, Ajinomoto may within ninety (90) days thereafter sell such shares at such price to such third party. Any such buyer shall be bound by the same agreements as Ajinomoto under this Memorandum of Agreement.

     (2) Ajinomoto agrees for itself and for its affiliates that so long as it has a controlling interest in New CRJ or business to be operated by New CRJ under the New License Agreement, it will not, directly or indirectly (through a firm, joint venture, company or business owned or controlled by it or otherwise), except through New CRJ, engage in the business in the Territory (as defined in the New License Agreement) to produce Laboratory Animals and/or Feed specially formulated for Laboratory Animals and/or Equipment which are reasonably competitive with the Products (as defined in the New License Agreement) or shall not acquire in the Territory an interest in any firm or business organization (other than New CRJ) producing, selling, promoting or dealing in laboratory animals and/or feed for laboratory animals and/or equipment which are reasonably competitive with the Products.

     (3) Ajinomoto agrees for itself and for its affiliates that it will maintain in strict confidence and will not make any unauthorized use or disclosure of Technical Information (as defined in the New License Agreement) and other confidential technical, economic and marketing information received from CRBL, Old CRJ and/or New CRJ, as the case may be, so long as and to the extent that such Technical Information or such other information remain unpublished; provided, however, that nothing herein shall prevent disclosure or use of such Technical Information or such other information which was known to the recipient at the time of disclosure, or which are properly obtained by the recipient from some source other than, directly or indirectly from CRBL, Old CRJ or New CRJ, as the case may be.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized representatives on the date and year first above written.


                          The Charles River Breeding Laboratories, Inc. ("CRBL")




                          ------------------------------------------------------



                          Ajinomoto Co., Inc. ("Ajinomoto")




                          ------------------------------------------------------



                          Charles River Japan, Inc. ("Old CRJ")




                          ------------------------------------------------------



                          Charles River Japan, Inc. ("New CRJ")




                          ------------------------------------------------------

                                                                         ANNEX 1


                             LIST OF THE BUILDINGS


     ITEM            NAME OF BUILDING                         SQUARE(M2)
   -----------------------------------------------------------------------
      1              Synthetic Building                          1,800
      2              Air-Condition Room                            40
      3              Acid Soaking Room                             5
      4              Human Waste Treatment Pool                   16.4
      5              Water Pool                                    20
      6              Cement Road                                   953
      7              Cement Drainpipes                            108m
      8              Cement Drainpipes                            36m
      9              Iron Railing                                 269m
      10             Stone Wall                                   54m
      11             Pools & Flower Beds
      12             Park Shed                                     72
      13             Tree-planting                               3,000

                                                                         ANNEX 2

                            ASSET TRANSFER AGREEMENT

THIS AGREEMENT is entered into on this 1st day of Sept. 1997 by and between Zhanjiang Scientific & Technical Service Centre, Guangdong, the People's Republic of China and Zhanjiang A & C Biological Ltd., Guangdong, the People's Republic of China.

                             PRELIMINARY STATEMENT

This Agreement is entered into in accordance with Clause 6.5 of the Joint Venture Contract dated [ ] ("the JV-Contract") by and between Zhanjiang Scientific & Technical Service Centre of China, ("Party A") and Charles Rivers Laboratories Inc., of the United States of American, ("Party B"). In accordance with the JV-Contract, Zhanjiang Scientific & Technical Service Centre shall sell certain assets to the Zhanjiang A & C Biological Ltd.

                            ARTICLE I - DEFINITIONS

The following terms used in this Agreement shall have the following meanings:

     1.1 "Associated Company" means any company or organisation which is under common ownership or control as one of the parties to this Agreement.

          "Consideration" means that amount described in Clause 3 of this Agreement

          "Effective Date" means the date upon which Party B receives it's Investment Certificate, in accordance with Clause 5.5 of the JV-Contract, for its capital contribution to the Purchaser.

          "Appraisal Report" means the financial audit carried out by the Zhanjiang Asset Appraisal Corporation on 10 April 1996.

          "Investment Certificate" means the investment certificate(s) referred to in Clause 5.5 of the JV-Contract.

          "Price Waterhouse Report" means the financial report carried out by Price Waterhouse the international firm of accountants on 12 September 1996.

          "Products" means any Tachypleus Amebocyte Lysate products.

          "Purchaser" means the new Sino-foreign joint venture company called Zhanjiang A & C Biological Ltd registered in Zhanjiang Guangdong, whose legal address is 38 Middle of People Avenue, Zhanjiang, Guangdong, Peoples republic of China.

          "Sale Assets" means the plant and machinery set out in Schedule I to this Agreement.

          "Trade-Know How" means all the knowledge and know-how developed and used by the Vendor, Zhanjiang Sino-American Biological Ltd. or any Associated Company of either in manufacturing Products in China including but not limited to business and governmental contacts and connections;

          "Vendor" means Zhanjiang Scientific & Technical Service Centre registered in Zhanjiang, Guangdong, the Peoples Republic of China and with it's legal address at 2 South Road, Nanqiao, Chikan, Zhanjiang, Guangdong, the Peoples Republic of China.

                         ARTICLE 2 - SALE AND PURCHASE

2.1 The Vendor as beneficial owner shall sell and the Purchaser, relying upon the representations warranties and undertakings of the Vendor contained in this Agreement, shall purchase the Sale Assets and Trade-Know How free from all forms of security or restrictions of any kind, adverse claims or reservations of title and upon the terms of this Agreement. It should be noted that in purchasing the Trade Know-How, the Purchaser has properly reimbursed the Vendor for the intangibles assets, as valued in the Appraisal Report and approved in the Price Waterhouse Report, and no more money shall be due to the Vendor in that regard.

                           ARTICLE 3 - CONSIDERATION

3.1 The Consideration for the sale and purchase of the Sale Assets shall be the payment in cash of US$789,166, which can be divided into:

     Plant and Machinery        US$311,075
     Trade-Know How             US$478.091
                                ----------
                                US$789,166

3.2 Payment of the Consideration shall be made by the Purchaser to the Vendor in two instalments: 3.2.1 The first instalment of USS266,750 shall be made on the Effective Date. 3.2.2 The final instalment of USS522,416 shall be made at the request of the Vendor, but no sooner than the first day upon which both of the Parties have made their full contributions to the Purchaser in accordance with Clause 5.2 and 5.3 of the JV-Contract and have obtained the relevant Investment Certificates.

                    ARTICLE 4 - WARRANTIES AND UNDERTAKINGS

4.1 The Vendor is or was the only owner of equity in a Sino-foreign equity joint venture company called Zhanjiang Sino-American Biological Ltd. ("Old JVI").

     4.1.1 The business of the Old JV is in direct competition to that of the Purchaser. From the Effective Date, the Vendor undertakes and warrants that neither it nor the Old JV nor any Associated Company of either will from the Effective Date carry out business which will in the reasonable opinion of the Purchaser in any way compete ,with the business of the Purchaser.

           The Vendor undertakes and warrants that it's senior representatives, Zheng WeiHan and Fen Jujin, shall take on any role for the Purchaser as the Purchaser shall request and shall not in any event work for any organisation, which in the reasonable opinion of the Purchaser, is in competition, whether direct or otherwise with the Purchaser.

4.2  The Vendor further warrants and undertakes that:

     4.2.1 all customers that currently obtain their Products from either the Vendor, the Old JV or from any Associated Company shall obtain any future Products from the Purchaser.

     4.2.2 all suppliers that currently provide materials used in the production of the Products by either the Vendor, the Old JV or any Associated Company will be prepared to supply such materials to the Purchaser on terms at least as favourable as those previously offered to the aforementioned companies.

    4.2.3 neither the Purchaser nor Party B shall in any way be responsible for any liabilities of the Vendor, the Old JV or any Associated Company.

    4.2.4 the Sale Assets include at least all of the assets in the Appraisal Report in the category of Plant and Machinery as approved in the Price Waterhouse Report.

    4.2.5 it has the fight and title to the Sale Assets and Trade Know-How and has the authority to deal with the Sale Assets and Trade-Know How in its entire discretion in accordance with the relevant laws.

    4.2.6 it has obtained all the relevant approvals for the sale of the Sale Assets and the Trade-Know How under the terms of this Agreement and the value of these items has been valued and verified in accordance with the relevant laws.

    4.2.7 the Sale Assets and Trade-Know How represent all the plant and machinery and knowledge used by the Vendor and any Associated Company of either in its current business with the same business scope as that of the Purchaser.

    4.2.8 the Sale Assets and Trade-Know How will put the Purchaser in the position to be able to commence it's new business of producing Products and carry out the business scope of the Purchaser.

    4.2.9 the Sale Assets and the Trade Know-How shall be transferred to the Purchaser in accordance with the law.

                      ARTICLE 5 - RISK PROPERTY AND TITLE

5.1  Risk and property in and title to the Sale Assets and where appropriate
     Trade-

     Know How shall pass to the Purchaser on the Effective Date.

                              ARTICLE 6 - INDEMNITY

6.1 The Vendor hereby undertakes to indemnify and hold harmless the Purchaser and Party B from and against any and all losses, costs, liabilities and expenses incurred by the Purchaser as a result of any representation warranty or undertaking given or made by the Vendor in connection with this Agreement proving untrue or misleading. In particular the Vendor shall indemnify the Purchaser for any cost it may incur in relation to the increase in the Consideration in Clause 3.1

                              ARTICLE 7 - TAXATION

7.1 The Vendor hereby undertakes to indemnify the Purchaser from any taxation to which it is liable in purchasing or using the Sale Assets or Trade Know-How.

                        ARTICLE 8 - MAINTENANCE OF TRADE
                           CONTRACTS AND CONNECTIONS

8.1 Beginning immediately after the signature hereof and continuing for such period as the Purchaser may require, the Vendor shall use its best efforts to help the Purchaser to make and foster such personal contacts and connections with individuals representing the principal customers and suppliers of the Vendor, the Old IV or any Associated Company of either as may best enable the Purchaser to build its business.

                             ARTICLE 9 - ASSIGNMENT

9.1  This Agreement may not be assigned by either the Vendor or the Purchaser.

                         ARTICLE 10 - FURTHER ASSURANCE

10.1 The Vendor will do such acts and things and execute such documents as may be necessary to vest the Sale Assets and where appropriate the Trade-Know How in the Purchaser.

                              ARTICLE 11 - WAIVER

11.1 No waiver by the Purchaser of any of the requirements hereof or of any of its rights hereunder shall release the Vendor from fall performance of its remaining obligation stated herein.

                         ARTICLE 12 - ENTIRE AGREEMENT

12.1 This Agreement (together with any documents referred to herein) constitutes the whole agreement between the Parties hereto relating to its subject matter and no variations hereof shall be effective unless made in writing and signed by the legal representative of both Parties.

                          ARTICLE 13 - APPLICABLE LAW

13.1 This Agreement shall be subject to and shall be construed in accordance with the law of the People's Republic of China.

                        ARTICLE 14 - DISPUTE RESOLUTION

14.1 Any disputes arising from the execution of or in connection with this Contract shall be settled through friendly consultations between the Parties. In case no settlement can be reached through consultations within sixty (60) days after a Party has given notice to the other Party of the matter in dispute, the disputes shall be submitted to the China International Economic and Trade Arbitration Commission in accordance with it's existing rules of arbitration. The arbitration award is final and binding upon both parties to this Agreement.

14.2 During the arbitration, this Agreement shall be performed continually by the Parties except for matters in dispute, and the arbitration proceedings shall not prevent any Party from exercising its right of termination under this Contract.

                              ARTICLE 15-LANGUAGE

15.1 This Agreement shall be written in Chinese and English. While both the Chinese and English versions are both legal and binding versions, in the event of a conflict between the provisions of the two versions, the English one shall prevail.

     This Agreement is signed, by the duly authorised representatives of both Parties as of the date first before written.

     Vendor: Zhanjiang Scientific & Technical Service Centre
     Authorised Representative:

     Purchaser: Zhanjiang A&C Biological Ltd.
     Authorised Representative:

                                   SCHEDULE I


ITEM                NAME OF THE EQUIPMENT                               QUANTITY
--------------------------------------------------------------------------------
I                   Centrifuge                                             1
2                   Centrifuge                                             2
3                   High Capacity Refrigerated Centrifuge                  1
4                   Refrigerated Centrifuge                                1
5                   Refrigerated Ultracentrifuge                           1
6                   Centrifuge                                             1
7                   Desk Centrifuge                                        1
8                   Lyophilizer                                            1
9                   Lyophilizer                                            1
10                  Dust Particle Counter                                  1
11                  Ampoules Filling & sealing machine                     1
12                  Aspirator                                              2
13                  Single Pan Balance                                     1
14                  Agitator                                               2
15                  Air Supply Apparatus                                   1
16                  Manual Perfusion Unit                                  1
17                  Vacuum Pump                                            1
18                  Dust Catcher                                           3
19                  Electric Heating Sterilizer                            2
20                  Automatic Pure Water Distiller                         1
21                  Refrigerator                                           2
22                  Vapour Aspirator                                       3
23                  Air Conditioner                                        1

24                  Air Conditioner                                        1
25                  Air Conditioner                                        2
26                  Air Conditioner                                        1
27                  Clean Beach                                            1
28                  Clean Beach                                            1
29                  Clean Beach                                            1
30                  Clean Beach                                            1
31                  Transformer                                            1
32                  Power Distribution Screen Control                      4
33                  Power Distribution Screen Control                      10
34                  Power Distribution System                              1
35                  Power Supply Expense                                   1
36                  Running Water Net Expense                              1
37                  Drainpipe Erection Expense                             1
38                  Exhaust Pipes                                          1
39                  Telephone                                              4
40                  Electric Welding Set                                   1
41                  Refrigerator                                           1
42                  Freezer                                                1
43                  Freezer                                                1
44                  Refrigerator                                           1
45                  Refrigerator                                           1
46                  Refrigerator                                           1
47                  Refrigerator                                           4
48                  Refrigerator                                           1
49                  Refrigerator                                           1

50                  Freezer                                                2
51                  Binocular Microscope                                   1
52                  Liquid Nitrogen Tank                                   2
53                  Ultraviolet Analytical Apparatus                       1
54                  PH Meter                                               2
55                  Filter                                                 2
56                  Severing Machine                                       1
57                  Electrophoresis Apparatus                              1
58                  Water Bath Incubator                                   1
59                  TV Set                                                 1
60                  Air Bath Incubator                                     1
61                  Spectrophotometer                                      1
62                  Pump                                                   1
63                  Drill Machine                                          1
64                  Thermostat Cradle                                      1
65                  Ampoules Printer                                       1
66                  Fibre Filter                                           1
67                  Filter                                                 1
68                  Blower                                                 1
69                  Purified System                                        1
70                  Sterilizer                                             1
71                  Oil Boiler                                             1
72                  Accessories for Oil Boiler
73                  Stainless Water Distiller                              1
74                  Super Pure Water Distiller                             1
75                  Air-Condition & Purifying Unit                         1

76                  Air-Condition & Purifying Unit                         1
77                  Air-Condition Tower                                    1
78                  Water Pump                                             1
79                  Water Pump                                             1
80                  Pump                                                   1
81                  Cooling Pipes                                          1
82                  Vapour Sterilizer                                      1
83                  Bottles Washer                                         1
84                  Vials Washer                                           1
85                  Ampoules Dehydrate Machine                             2
86                  Capping Machine                                        2
87                  Diesel Generator                                       1
88                  Filling & sealing machine                              1
89                  Filling & sealing machine                              1
90                  Filling & sealing machine                              1
91                  Generator                                              1
92                  Oven                                                   2
93                  Dryer                                                  1
94                  Dryer                                                  1
95                  Motorcar                                               1
96                  Motorcycle                                             2
97                  Chinese-English Printer                                1
98                  Fax Machine                                            1
99                  Computer Printer                                       1
100                 Enzyme Labelling Analytical Set                        1
101                 PH Meter                                               1

102                 Balance                                                5
103                 Washing Machine                                        1
104                 Ampoules Washer                                        1
105                 TV Antenna Wire Net                                    1
106                 Electric Fan                                           4
107                 Air Exhaust Pipes                                      1
108                 Mosquito Expelling Lamp                                1
109                 Jackscrew                                              1
110                 Shock Driller                                          1
111                 Miccrocoupon                                           1
112                 Balance                                                1
113                 Mixer                                                  1
114                 Pound Machine                                          1
115                 Water Bath Incubator                                   1
116                 Water Bath Incubator                                   1
117                 Sterilizer                                             2
118                 Bowl Sterilizer                                        1
119                 Gas Jar & Gas Stove                                    1
120                 Nitrogen Tank                                          3
121                 Ultrasonic Cell Crushing Apparatus                     1
122                 Shed for Luminous                                      1
123                 Air Conditioner                                        1
124                 Shock Driller                                          1
125                 Oven                                                   1
126                 Centrifuge                                             1
127                 Air Conditioner                                        2

128                 Refrigerator                                           1
129                 Freezer                                                1
130                 PH Meter                                               1
131                 Clean Bench                                            1
132                 Telephone System of Program Control                    1
133                 Disinfection Clamber                                 8.5m2
134                 Water Bath Incubator                                   1
135                 Cement Road                                          300m2

                                                                          ANNEX3

                          TECHNOLOGY LICENSE CONTRACT

THIS CONTRACT is entered into in Zhanjiang, Guangdong, China, on this 1st day of Sept., 1997 by and between Charles Rivers Laboratories, Incorporated, a 1997 by corporation duly organised and existing under the laws of the United States of America, whose address for the purposes of this Contract is 251 Ballardvale Street, Wilmington, Delaware, MA 01887 (hereinafter referred to as "Licensor"), and Zhanjiang A & C Biological Ltd., a Sino-foreign joint venture registered in Zhanjiang, Guangdong and whose address for the purpose of this Contract shall be 38 Middle of People Avenue. Zhanjiang, Guangdong, Peoples Republic of China (hereinafter referred to as the "Licensee"). They shall be referred to as "the Parties" to this Contract or as the Party in relation to any one of them.

                             PRELIMINARY STATEMENT

This Contract is entered into in accordance with Chapter 10 of the Joint Venture Contract dated [ ] by and between Zhanjiang Scientific & Technical Service Centre of China, and Charles Rivers Laboratories, Incorporated of the U.S.A. (the "JV-Contract"). As a gesture of good faith by the Licensor, the Technology licensed under this Contract shall be provided free of charge and at no cost to the Licensee. The terms in this Contract reflect the Licensor's gesture.

                            ARTICLE I - DEFINITIONS

The following terms used in this Contract shall have the following meanings:

1.1 "Affiliate" means any company which, through ownership of voting stock or otherwise, directly or indirectly, is controlled by, under common control with, or in control of, a Party; the term "control" being used in the sense of power to elect a majority of directors or to direct the management of a company.

1.2 "Approval Authority" means the Ministry of Foreign Trade and Economic Cooperation of China or the authority designated by such Ministry to approve this Contract.

1.3  "Effective Date" means the effective date of this Contract as defined in
     Article 9.1.

1.4 "Improvements" means any technical improvements or design modifications made or acquired by either Party in connection with the Licensed Technology.

1.5  "Products" means Tachypleus Amebocyte Lysate products.

1.6 "Licensed Technology' means the technical knowledge which the Licensor owns or controls as of the Effective Date and during the term of the JV-Contract and has full legal right to transfer or disclose to another party, and which pertains to the manufacture of the Products.

1.7  "Supplemental Contracts" shall have the meaning set out for such term in
     Article 4.2 hereof.

1.8 "Technical Documentation" and "Technical Information" means the documentation embodying the Licensed Technology, including specifications, data, reports and other information that may be reasonably necessary to enable the Licensee to establish and carry 'on production of the Products and which is owned by Licensor or which Licensor is free to disclose to any third party.

                        ARTICLE 2 - RIGHTS AND LICENSES

2.1  (a) Licensor hereby grants to the Licensee:

          (i) a non-exclusive license to use the Licensed Technology for the manufacture of the Products and the provision of related services in the People's Republic of China; and

          (ii) a non-exclusive license to market, distribute and sell the Products inside and outside the People's Republic of China.

     (b) his license does not include the right to grant sub-licenses. The Licensee shall not assist or permit others to manufacture the Products inside or outside the People's Republic of China.

2.2 The Licensee expressly acknowledges and agrees that, other than the rights and licenses granted under this Contract, it does not hereby acquire and has no right or claim to any other rights in, or to the use of, other trademarks, patents, copyright or other industrial property rights or technical knowledge owned, used or adopted by Licensor or its Affiliates.

                              ARTICLE 3 - PAYMENT

3.1 No royalty or charge shall be payable by the Licensee for the rights set out above.

3.2 The only payments that shall be due under this Contract shall be payable where the Licensee has in some way breached the terms hereof In that case the Licensee shall indemnify the Licensor for any losses made or damages incurred due to the Licensee's breaches.

                    ARTICLE 4 - SCOPE OF TECHNOLOGY SERVICE

4.1 During the term of the JV-Contract, Licensor shall provide to the Licensee Technical Information and Licensed Technology related to the Products which, as determined by Licensor, in it's sole discretion, may be helpful in enabling the Licensee to establish and carry on the production of the Products.

4.2 During the term of the N-Contract, the Licensee shall supply to the Licensor any Improvements made or obtained by it in connection with the Licensed Technology or Products as such become available. With respect to Improvements made or obtained by the Licensee these shall be supplied substantially in the same form and on the same terms and conditions as this Contract. Upon the request by the Licensor, the Licensee shall also permit the Licensor to apply in it's own name for patents for Improvements of the Licensee and for this purpose shall assign any rights in Q Improvements free of charge to the Licensor. In order to obtain the continuing benefit of the Licensor's research and development relating to the Licensed Technology during the entire term of the Licensee's operations, the Licensee agrees that upon the request of Licensor it shall execute one or more further technology licenses. The contracts relating to the Improvements and the terms for further technology licences by the Licensor shall be referred to as the "Supplemental Contracts". (Such Supplemental Contracts shall be effective upon approval by the Approval Authority.)

                ARTICLE 5 - TECHNICAL COMPLIANCE AND INSPECTION

5.1 The Licensee shall be responsible for maintaining the quality standard of the Products it produces, and using the Licensed Technology in accordance with the Technical Documentation. If at any time Licensor determines that the Licensee is not fulfilling these obligations, Licensor shall notify the Licensee of the deficiencies that it believes exist and propose methods for correction. The Licensee shall cause the correction to be made within sixty (60) days after the said notification.

5.2 Licensor shall be entitled at any time upon reasonable notice being given to the Licensee to enter the premises of the Licensee for the purpose of inspecting the work being carried out in connection with the Licensed Technology and Products.

                              ARTICLE 6 - WARRANTY

6.1 Licensor warrants that as of the Effective Date it will have full legal right to transfer and disclose the Licensed Technology to the Licensee and that the Licensed Technology is of an advanced level by international standard.

6.2 Licensor warrants the accuracy of the specifications included in the Technical Documentation.

                          ARTICLE 7 - CONFIDENTIALITY

7.1 All Licensed Technology, advice, and other information ("Confidential Information") provided by Licensor pursuant to this Contract shall be kept strictly confidential by the Licensee and shall be used solely for its own benefit in connection with the manufacture and sale of the Products except, however, for such information that must be submitted to governmental authorities under Chinese laws and regulations. Such information shall be submitted to the governmental authorities only by the General Manager of the Licensee. The General Manager shall inform the Licensor in writing prior to such submission.

7.2 The Licensee hereby covenants and agrees to keep all such information confidential and not, without prior express written consent of Licensor, to communicate or allow to be communicated such information to anyone except its own employees, and only to such extent as may be necessary for the proper performance by such employees of their assigned tasks.

7.3 In order to ensure the observance of Articles 7.1 and 7.2 above by the Licensee's employees, the Licensee shall cause each of its employees with access to Confidential Information referred to in Articles 7.1 and 7.2 above to sign a Confidentiality Agreement which protects the Licensor from breaches of these obligations by the staff of the Licensee.

7.4 The provisions of Articles 7.1 and 7.2 shall survive the term of this Contract for five (5) years.

7.5 The obligations of confidentially, secrecy, non-disclosure and the restriction of use contained herein shall not apply to Confidential Information which the Licensee can demonstrate; (a) is available to the public at the time it is disclosed or thereafter becomes available to the public; or

     (b)  is known to the Licensee at the time of disclosure; or

     (c) properly comes into the possession of the Licensee from an independent source.

                     ARTICLE 8 - INFRINGEMENT AND INDEMNITY

8.1 The Licensee acknowledges that Licensor owns or controls and has proprietary interest in the Licensed Technology and other Confidential Information. The Licensee hereby agrees that, unless otherwise specifically provided herein or unless Licensor has consented in writing, it will not use or apply in the People's Republic of China for the registration of any technology for goods and/or for services similar to the Licensed Technology and will not do any act or permit the doing of any act which might prevent, directly or indirectly, the registration in the People's Republic of China of any patent right with respect to the Licensed Technology and other Confidential Information.

8.2 Licensor is not aware of any right of a third party which might be infringed through the exercise of the license granted to the Licensee hereunder, but Licensor does not warrant nor shall Licensor be liable to the Licensee on the ground that any such right of a third party in fact exists.

8.3 In the event that any suit, action or other proceeding involving any claim of industrial property infringement shall be threatened or instituted against the Licensee based upon the Licensee's permitted use hereunder of the Licensed Technology or any other Confidential Information, the Licensee shall notify Licensor promptly thereof and shall send to Licensor copies of any such papers which shall have been served in such suit, action or proceeding. Licensor may, if it so elects, control the defense of such suit at Licensor's own cost and expense. The Licensee shall have the right to be represented by advisory counsel of its own selection at its own expense, and shall cooperate fully in the defense of any such suit. If Licensor does not elect to control the defense of such suit, the Licensee shall undertake such control at the Licensee's own cost and expense and Licensor shall have the fight to be represented by advisory counsel of its own selection and at its own expense. At the request of the Licensee, Licensor shall assist the Licensee in the defense of such suit at the Licensee's cost and expense.

8.4 The Licensee shall, upon obtaining knowledge of any infringement or threatening infringement of Licensor's rights to the Licensed Technology, Confidential Information or trademarks owned by Licensor, immediately notify Licensor thereof together with al relevant details. Licensor may, at its own discretion and cost, prosecute or otherwise stop or prevent such actual or threatening infringement in the name of both Licensor and the Licensee or either of them, and in each case the Licensee shall render all assistance required by Licensor. All amounts received by Licensor in connection with any action taken against such infringement pursuant to this Article shall be the property of Licensor, if Licensor prosecutes such claim, or the property of the party under whose name the prosecution is made.

8.5 If Licensor decides not to take any action in respect of any infringement or threatened infringement, it shall notify the Licensee of this decision within ninety (90) days after receipt of a written notice from the Licensee pursuant to Article 8.4 hereof. Upon receipt of Licensor's written notice of its decision not to take any action, the Licensee may, at its own discretion and cost, prosecute or otherwise stop or prevent such actual or threatened infringement in the name of both Licensor and the Licensee or either of them. All amounts received by the Licensee in connection with any action taken against such infringement pursuant to this Article shall be the Party's under whose name the prosecution is made, at the reasonable discretion of Licensor.

8.6 The Licensee shall indemnify and hold harmless Licensor from any liability for defects in the Products manufactured by or on behalf of the Licensee if such defects are, caused by the Licensee's action, inaction, conduct or negligence. Licensor shall notify the Licensee of any such claims by a third party and the Licensee sqall undertake all responsibilities for such action.

8.7 The Licensee and Licensor shall render such assistance reasonably required by the other in defense of the claims specified in this Article 8. The terms of this Article 8 shall survive the expiration or termination of this Contract .

                   ARTICLE 9 - EFFECTIVENESS AND TERMINATION

9.1 Pursuant to Article 4 of the Regulations of the People's Republic of China for the Administration of Technology Import Contracts. promulgated on May 24, 1985, the Licensee shall, within thirty (30) days after the execution of this Contract, submit an application to the Approval Authority for the examination and approval of this Contract. This Contract is one of the ancillary contracts to the JV Contract, and as such the Effective Date shall be the first date upon which both of the Parties to the Joint Venture have made their capital contributions in full to the Licensee and have received their Investment Certificates.

9.2 The Contract Term shall be for the same period as the JV-Contract, thirty eight (38) years commencing on the Effective Date. In the event that one Party desires to renew this Contract, it shall give written notice of such intention to the other Party not later than six (6) months prior to the expiry of this Contract. In such case, the Parties shall discuss the renewal of this Contract in a constructive manner. Such extension shall be effective following approval by the Approval Authority.

9.3 Either Party shall have the fight to terminate this Contract under any of the following circumstances:

     (a) if the other Party commits a material breach of this Contract and such breach is not cured within sixty (60) days after written notice from the other Party to the Party in breach;

     (b)  the conditions of force majeure prevail for a period in excess of six
          (6) months and the Parties have been unable to find an equitable solution pursuant to Article 12;

     (c) the other Party becomes bankrupt or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they become due; or

     (d)  if the JV-Contract has been terminated.

9.4 Licensor shall have the right to terminate this Contract if Licensor's share in the registered capital of the Licensee shall at any time fall below eighty percent (80%).

9.5 Termination as set forth above may be effected by the terminating Party giving the other Party 30 days' prior written notice specifying the reason for such termination and shall become effective upon the expiration of such 30 days period.

9.6  Upon termination of this Contract:

     (a) All moneys accrued, due and payable by one Party to the other Party hereunder shall be fully paid within one (1) month, and all Technical Documentation shall be returned immediately to Licensor. On no account shall such moneys or Technical Documentation be withheld on the ground of a dispute arising out of or in relation to this Contract or as a set-off against any claim for damages sought to be put forward by the Party liable to pay or to return the Technical Documentation.

     (b) The Licensee's right to use the Licensed Technology shall immediately cease and the Licensee shall discontinue all use thereof

          The terms of this Article 9.6 shall survive the termination of this Contract.

9.7 Except in the case of early termination under Article 9.3 and 9.4 above and except with respect to Technical Information and Technical Documentation relating to any Improvements made or obtained by the Licensor that are the subject of a Supplemental Contract, after the expiration of the W-Contract, the Licensee shall continue to have the fight to use all Technical Information and Technical Documentation (but not including any valid patents) within the scope of the transfer as of the date of expiry and Licensor shall not use any reason to interfere with this fight. However, the Licensee shall not have the fight to transfer or sublicense the Licensed Technology to any third party without Licensor's consent.

                               ARTICLE 10 - TAXES

10.1 All taxes arising in connection with the performance of this Contract that are imposed on the Licensee in accordance with the tax laws of the People's Republic of China shall be borne by the Licensee.

10.2 All taxes imposed on Licensor in accordance with the tax laws of the People's Republic of China shall be borne by Licensor. In the event that any tax is imposed by withholding, the Licensee shall provide Licensor forthwith with the original tax receipt issued by the relevant tax bureau.

10.3 All taxes imposed outside the People's Republic of China in connection with payments made to Licensor under this Contract shall be borne by Licensor.

                        ARTICLE 11 - DISPUTE SETTLEMENT

11.1 Any disputes arising from the execution of or in connection with this Contract shall be settled through friendly consultations between the Parties. In case no settlement can be reached through consultations within sixty (60) days after a Party has given notice to the other Party of the matter in dispute, the disputes shall be submitted to the China International Economic and Trade Arbitration Commission in accordance with it's existing rules of arbitration. The arbitration award is final and binding upon both Parties.

11.2 During the arbitration, this Contract shall be performed continually by the Parties except for matters in dispute, and the arbitration proceedings shall not prevent any Party from exercising its right of termination under this Contract.

                           ARTICLE 12 - FORCE MAJEURE

12.1 Should the performance of this Contract be affected directly or indirectly or this Contract could not be executed in accordance with the provisions prescribed herein due to force majeure, such as earthquake, typhoon, flood, fires, war and other unforeseen events, and their happening and consequences are unpreventable or unavoidable, the Party which has been prevented from performing its obligations shall notify the other Party by facsimile without any delay, and within 15 days thereafter providing detailed information of the events and a valid document of evidence issued by the local public notary organisation stating the reasons for failing to carry out or partly carry out or postponing performance of its obligations under this Contract.

     Thereafter, the Party whose contractual obligations are affected by the aforesaid event of force majeure shall be suspended for the period of the force majeure and the period for performing such obligations shall be extended, without penalty, for a period equal to such suspension.

12.2 Should such event of force majeure hinder the performance of this Contract or the operation of the Licensee for a period of more than six (6) months, the Parties shall decide by mutual agreement whether to terminate this Contract prematurely.

     In case of early termination, neither Party shall be held liable for the consequences of early termination caused by such event of force majeure.

12.3 Notwithstanding the foregoing, the Parties shall use all reasonable endeavours to minimise the impact of such event of force majeure and find an equitable solution for the same, and the Party hindered by such event of force majeure shall resume performance~ of its obligations under this Contract as soon as possible after the cessation of the event of force majeure.

                           ARTICLE 13 - GOVERNING LAW

13.1 The validity, interpretation and implementation of this Contract shall be governed by the laws of the Peoples Republic of China.

                           ARTICLE 14 - MISCELLANEOUS

14.1 Neither Party may assign any of its rights and obligations under this Contract without the prior written consent of the other Party. except that Licensor may delegate it's rights to any of its Affiliates, provided that Licensor shall take full responsibility for any damage to the Licensee arising out of the mistakes of its delegated party.

14.2 This Contract is severable in that if any provision hereof is determined to be illegal or unenforceable, the offending provision shall be stricken without affecting the remaining provisions of this Contract.

14.3 This Contract is executed in English and Chinese. While both are valid versions of the Contract, in the event of a conflict the English versions shall prevail.

14.4 This Contract, together with any documents referred to herein, constitutes the entire agreement between the Parties with respect to the subject matter hereof, supersedes any prior expression of intent or understanding relating hereto and may only be modified or amended by a written instrument signed by the authorised representatives of the Parties. Major amendments shall enter into effect when approved by the Approval Authority.

14.5 Failure or delay on the part of either Party hereto to exercise any right, power or privilege under this Contract shall not operate as a waiver thereof; nor shall any single or partial non-exercise of any right, power or privilege preclude any other future exercise thereof

14.6 Should any notices in connection with any Party's Tights and obligations be sent by either telegram of telex, then all such notices shall be followed by written letter. The legal addresses of both Parties to this Contract shall be the posting addresses.

This Contract is signed by their duly authorised representatives of both Parties as of the date first above written,


By:                                          By:
   ----------------------------------           --------------------------------
Name: [   ]                                  Name: Mr. James C. Foster
Title: General Manager                       Title: President
Zhanjiang A & C Biological Ltd.              Charles Rivers Laboratories Inc.

                            Share Purchase Agreement

This Agreement made and entered into this 28th day of February, 2000 by and between Charles River Laboratories, Inc. and Charles River Laboratories Holding S.A.S., its French wholly-owned subsidiary (collectively, "CRL") and Ajinomoto Co., Inc. ("AJI")

                                  WITNESSETH:

     Whereas, both CRL and AJI are 50% shareholders of Charles River Japan, Inc. ("CRJ"); and

     Whereas, CRL desires to purchase and AJI desires to sell a certain number of CRJ shares currently owned by AJI.

     Now, Therefore, in consideration of the premises, mutual covenants and agreements hereinafter contained, both parties hereby agree as follows:


Article 1. Representations and Warranties of AJI
AJI represents and warrants to CRL as of the date of this Agreement that:
     (1) AJI is the registered and beneficial owner of 1,064,000 shares of common stock with par value of (Y)500 per share, of CRJ which represents 50% of the aggregate number of outstanding shares of CRJ.
     (2) All CRJ shares owned by AJI are duly and validly issued and fully-paid.
     (3) There is no security interest or any other encumbrance subsisting on any of CRJ shares owned by AJI.
     (4) AJI possesses duly and validly issued share certificates of 340,480 CRJ shares (16% of the aggregate number of outstanding shares) owned thereby.

Article 2. Transfer of Shares
Pursuant to the provisions of Article 5 of a Joint Venture Agreement regarding CRJ between the parties hereto dated June 24, 1981, as amended on June 15, 1987, January 17, 1994, August 30, 1996 and December 31, 1997, AJI shall sell to CRL, and CRL shall purchase three hundred and forty thousand and four hundred and eighty (340,480) CRJ shares (the "Purchased Shares") as of February 28, 2000. The total purchase price ("Purchase Price") shall be one billion and four hundred million Yen ((Y)1,400,000,000).

Article 3. Payment
CRL shall pay AJI one billion Yen ((Y)1,000,000,000) as a part of Purchase Price on or before February 28, 2000 (Tokyo Time) ("Date of Sale") by wire transfer to a bank account designated by AJI in advance. Upon receipt of such payment, AJI shall submit share certificates representing the Purchased Shares to CRJ, on behalf of CRL, and cause CRJ to make the registration of transfer of the Purchased Shares on the shareholders' register of CRJ and to deliver to AJI, on behalf of CRL, the share certificates in the name of CRL which represents the Purchased Shares. CRL shall pay, in a lump sum, on or before February 28, 2003 (Tokyo Time) four hundred million Yen ((Y)400,000,000), the remainder of Purchase Price, plus the interest accrued during the period of Date of Sale through February 28, 2003 according to the long-term prime rate of each year (the long-term prime rate of the first business day of each year of The Industrial Bank of Japan). On Date of Sale, CRL shall issue to AJI a note due February 28, 2003 for the four hundred million Yen plus such interest accrued.

Article 4. Pledge
CRL shall deposit with AJI the share certificate representing the Purchase Shares delivered according to Article 2 hereof, as the pledge regarding CRL's obligation to pay four hundred million Yen ((Y)400,000,000) set forth in
Article 3 hereof. AJI shall be entitled to keep all such CRJ pledged shares until CRL pays up the remainder of Purchase Price. In case that CRL fails to pay such remainder of Purchase Price and the accrued interest not later than February 28, 2003, AJI shall be entitled to have all such CRJ shares pledged appropriated to such payment by sending CRL the written notice thereof.

Article 5. Dividend
Both parties shall separately agree upon the treatment of the dividend for the period of April 1, 1999 through March 31, 2000 regarding the Purchased Shares.

Article 6. Governing Law
This Agreement shall be governed by and construed in accordance with the laws of Japan.

Article 7. Effectiveness
This Agreement shall be effective as of the date first above written, subject to a resolution therefor of the boards of directors of both parties and consummation of necessary procedure to the Japanese government concerning inward direct investment for the purchase of CRJ shares by CRL.

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

                                               Charles River Laboratories, Inc.

                                               /s/ James Foster
                                               ---------------------------------
                                               By:


                                               Ajinomoto Co., Inc.

                                               /s/ Kunio Egashira
                                               ---------------------------------
                                               By: Kunio Egashira
                                                   President

                              Amendment Agreement


This Amendment made and entered into this 28th day of February, 2000, by and between Charles River Laboratories, Inc., a corporation organized and existing under the laws of Delaware, having its principal place of business as 251 Ballardvale Street, Wilmington, Massachusetts 01887, the United States of America and Charles River Laboratories Holding S.A.S., its wholly-owned subsidiary, a corporation organized and existing under the laws of France, having its principal place of business at Les Oncins, 69210 Saint Germain L'Arbresle, Cedex, France (collectively, hereinafter referred to as "CRL") and Ajinomoto Co., Inc., a corporation organized and existing under the laws of Japan, having its principal place of business at 15-1, Kyobashi Itchome, Chuo-ku, Tokyo 104-8315, Japan (hereinafter referred to as "AJI").

                                  WITNESSETH:

     Whereas, the parties hereto have entered into a Joint Venture Agreement dated June 24, 1981, as amended, June 15, 1987, January 17, 1994, August 30, 1996 and December 31, 1997 (as so amended, hereinafter referred to as "Original Agreement") for the business regarding laboratory animals, feed for laboratory animals, safety testing of medical drug, reagent and other services, and they have caused Charles River Japan, Inc. (hereinafter referred to as "CRJ") to engage in such business; and

     Whereas, CRL desires to purchase and AJI desires to sell a certain number of CRJ shares currently owned by AJI.

     Now, Therefore, in consideration of the premises, mutual covenants and agreements hereinafter contained, both parties hereby agrees to the transfer of the shares and to amendments to Original Agreement in consequence thereof, as follows:

Section 1. Transfer of Shares
AJI and CRL agree that AJI shall sell to CRL, and that CRL shall purchase from AJI three hundred and forty thousand and four hundred and eighty (340,480) CRJ shares of February 28, 2000 according to the conditions provided for in Share Purchase Agreement dated February 28, 2000 between the parties hereto. After transfer of the shares referenced above, ownership of the two million one hundred twenty eight thousand (2,128,000) outstanding shres in CRJ shall be as follows:
         CRJ      1,404,480 shares
         AJI:     723,520 shares

Section 2. Amendments to Original Agreement
2.1   In consequence of the transfer of the shares under the provision of
      Section 1 hereof, both parties hereby agree to delete Article 6.2 of Original Agreement and replace the provisions of Articles 2.1, 2.3, 2.4, 2.5, and 3.1 thereof, in their entirety with the text below.

                                   ARTICLE II
                            DIRECTORS AND MANAGEMENT
         (1) CRJ has a Board of Directors consisting of not more than six (6) directors. In consideration of the proportion of numbers of CRJ shares each party owns, the parties hereto agree that the numbers of directors designated by each party shall be as follows: four
             (4) directors shall be designated by CRL and two (2) directors shall be designated by AJI.
         (2) (unchanged)
         (3) The parties hereto agree that they will cause their representatives on the Board of Directors of CRJ to appoint a President who shall be designated by CRL; provided, however, CRL shall obtain AJI's acceptance if a director designated by AJI is designated as President. The President shall be a Registered Representative Director.
         (4) The parties hereto agree that, at the request of AJI, they will cause their representatives on the Board of Directors of CRJ to appoint a Senior Managing Director who shall be designated by AJI and accepted by CRL. In addition to the President, the Senior Managing Director shall be a Registered Representative Director.
         (5) The parties hereto agree that they will vote their shares of CRJ in such manner that at all times during the effective period of this Agreement there shall be three corporate auditors (Kansayaku) of CrJ; two to be persons designated by CRL including one standing corporate auditor, one to be a person designated by AJI.

                                  ARTICLE III
                       ACTIONS BY THE BOARD OF DIRECTORS

         (1) The Board of Directors of CRJ has responsibility for and control over the operation of CRJ as well as the establishment of the general plans in accordance with the Articles of Incorporation of CRJ. One more than half of the total number of directors with at least one director designated by AJI shall constitute a quorum for the transaction of business and the affirmative vote of one more than half of the total number of directors shall be the act of the Board of Directors at a meeting at which a quorum is present."

2.2. Any other provisions of Original Agreement than provisions deleted or replaced according to Section 2.1 hereof shall remain unchanged.
2.3 The above replacements of Articles 2.1, 2.3, 2.4, 2.5 and 3.1 of Original Agreement shall become into effect after the necessary amendment of the provision of Articles of Incorporation of CRJ is adopted by the resolution of the Shareholders' Meeting of CRJ. The Shareholders' Meeting therefor shall be held not later than the end of

      June 2000. Until such time- when necessary resolution shall have been made, present provisions of Original Agreement shall apply.

Section 3. Duration
This Amendment shall be effective as of the date first above written, subject to a resolution therefore of the boards of directors of both parties and consummation of necessary procedure to the Japanese government concerning direct inward investment.

In Witness Whereof, the parties hereto have caused this Amendment to be executed by their duly authorized representatives on the date first above written.

                                                Charles River Laboratories, Inc.


                                                /s/ James Foster
                                                --------------------------------
                                                By:


                                                Ajinomoto Co., Inc.


                                                /s/ Kunio Egashira
                                                --------------------------------
                                                By: Kunio Egashira
                                                    President


Charles River Japan, Inc. acknowledges and adheres to this Amendment and agrees to be bound by the obligations created thereby.


                                                Charles River Japan, Inc.


                                                /s/ Toshihide Kashiwagi
                                                --------------------------------
                                                By: Toshihide Kashiwagi
                                                    President

                                   Memorandum

This made and entered into this 28th day of February, 2000 by and between Charles River Laboratories, Inc. and Charles River Laboratories Holding S.A.S., its French wholly-owned subsidiary (collectively, "CRL") and Ajinomoto Co., Inc. ("AJI")

                                  WITNESSETH:

     Whereas, the parties hereto agreed that CRL would purchase from AJI three hundred forty thousand four hundred eighty (340,480) shares of Charles River Japan, Inc. ("CRJ") according to the conditions agreed upon by both parties and they made an Amendment Agreement dated February 28, 2000 ("Amendment Agreement") to a Joint Venture Agreement dated June 24, 1981, as amended on June 15, 1987, January 17, 1994, August 30, 1996 and December 31, 1997 ("JVA").

     Now Therefore, in consideration of the premises, mutual covenants and agreements hereinafter contained, both parties hereby agree, regarding the constitution of the Board of Directors of CRJ after the abovementioned transfer of CRJ shares and possible transfer thereof, as follows:

1. The parties hereto agree that CRJ shall secure the employment of CRJ's current employees who are dispatched by AJI so long as they are employees of AJI; provided, however, the parties hereto shall discuss this issue in case AJI assigns all CRJ shares it owns to CRL or a third party. The parties hereto confirm that Toshihide Kashiwagi shall be appointed one of four directors of CRJ designated by CRL and the President of CRJ, at CRJ's earliest Shareholders' Meeting and Meeting of the Board of Directors thereafter.

2. The dividends ("Dividend") for the period of April 1, 1999 through March 31, 2000 regarding 340,480 CRJ shares which shall be transferred by AJI to CRL shall be shared between CRL and AJI as follows according to proportion of the term when each owned or owns such shares.
         AJI's amount:   Dividend x 11/12 (term:  April, 1999 to February, 2000)
         CRL's amount:   Dividend x 1/12  (term:  March, 2000)
     Each such amount shall be paid directly to AJI and CRL by CRJ.

3. The parties hereto confirm that the amount of the annual dividend payable by CRJ to its shareholders for fiscal years of 1999, 2000, 2001 and 2002, which shall be payable in June, 2000, 2001, 2002 and 2003, shall be less than CRJ's net income plus depreciation regarding each fiscal year.

4. The parties hereto confirm that the provision of Article 6.1 of JVA regarding financial responsibility shall apply only to CRJ's borrowings which AJI shall consider to be necessary for CRJ's laboratory animal operations and reasonable amount. AJI shall not be required to guarantee any debt of CRJ except the case set forth above.

5. The parties hereto shall, in September or October, 2001, discuss and negotiate in good faith on the purchase, which is expected by March, 2003, but is not yet a binding commitment of either party, by CRL of all CRJ shares AJI owns after the abovementioned transfer of CRJ shares.

6. Charles River Laboratories, Inc. ("CRUS") shall obtain AJI's prior written consent if and when CRUS desires to transfer to another entity, a whole or part of the shares of Charles River Laboratories Holdings S.A.S. ("CRH"), except when CRH does not own any shares of CRJ. Such consent shall not be unreasonably withheld.

7. AJI represents and warrants to CRL that to its knowledge since January 1, 2000 CRJ has not incurred any incremental borrowings, made any commitments or incurred or assumed any liabilities other than in the ordinary course of business and consistent with historical practices. AJI further agrees that from the date hereof until the Date of Sale (as that term is defined in the Share Purchase Agreement), the business of CRJ will continue to be operated in the ordinary course and consistent with historical practices, and no such borrowings, commitments or assumed liabilities will occur without the prior consent of CRL.

8. This Memorandum shall be governed by and construed in accordance with the laws of Japan.

9. This Memorandum shall come in effect subject to the consummation of the abovementioned assignment of 340,480 CRJ shares and the effectuation of the Amendment Agreement, and shall be legally binding upon the parties.

In Witness Whereof, the parties hereto have caused this Memorandum to be executed by their duly authorized representatives on the date first above written.


Charles River Laboratories, Inc.            Ajinomoto Co., Inc.


/s/ James Foster                            /s/ Kunio Egashira
--------------------------------            --------------------------------
By:                                         By: Kunio Egashira
                                                President

Charles River Japan, Inc. acknowledges and adheres to this Memorandum and agrees to be bound by the obligations created thereby.

                                            Charles River Japan, Inc.


                                            /s/ Toshihide Kashiwagi
                                            --------------------------------
                                            By: Toshihide Kashiwagi
                                                President

                                       3